Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 9, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Luckycom, Inc.

Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 3, Registration Statement under the Securities Act of 1933, filed by Luckycom, Inc. of our report dated March 26, 2013, relating to the financial statements of Luckycom, Inc. as of February 28, 2013 and for the period from January 2, 2013 (Inception”) to February 28, 2013, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan